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                                                                    EXHIBIT 12.1




                      GENZYME CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



                                                                                                      Six
                                                                                                     Months
                                                             Year Ended December 31,                 Ended
                                               --------------------------------------------------   June 30,
                                                 1993       1994      1995       1996      1997       1998
                                               --------    -------   -------   --------   -------   --------

Income (loss) before income taxes ..........   $(12,554)   $30,784   $43,299   $(69,622)  $25,729   $20,880
Add:
 Portion of rents representative of the
  interest factor ..........................      2,911      2,888     3,335      4,260     5,421     2,710
 Amortization of debt conversion
  feature value ............................          -          -         -          -     2,028     1,948
 Amortization of debt discount .............          -          -         -          -       196       282
 Interest on indebtedness ..................      2,500      1,354     1,109      7,170    10,599     6,967
                                               --------    -------   -------   --------   -------   -------
As adjusted income (loss) ..................   $ (7,143)   $35,026   $47,743   $(58,192)  $43,973   $32,787
                                               ========    =======   =======   ========   =======   =======
Fixed charges:
 Portion of rents representative of the
  interest factor ..........................      2,911      2,888     3,335      4,260     5,421     2,710
 Amortization of debt conversion
  feature value ............................          -          -         -          -     2,028     1,948
 Amortization of debt discount .............          -          -         -          -       196       282
 Interest on indebtedness ..................      2,500      1,354     1,109      7,404    10,808     7,070
 Capitalized interest ......................      4,554      8,945     8,736      2,377       470       319
 Capitalized amortization of debt
  discount .................................        275        275       275         57         -         -
                                               --------    -------   -------   --------   -------   -------
Total fixed charges ........................   $ 10,240    $13,462   $13,455   $ 14,098   $18,923   $12,329
                                               ========    =======   =======   ========   =======   =======

Ratio of earnings to fixed charges(1) ......          -       2.6x      3.5x          -      2.3x      2.7x
                                               ========    =======   =======   ========   =======   =======


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(1)  The ratio of earnings to fixed charges is not presented for the years ended
     December 31, 1993 and 1996 because in such years fixed charges exceeded earnings (as set forth above) by $17.4 million and $72.3 million, respectively, due primarily to (i) in 1993, charges for in-process research and development of $49.0 million and charges for goodwill impairment and restructuring costs of $26.5 million and (ii) in 1996, charges for in-process research and development of $130.6 million.